                                                                  EXHIBIT 10.13

                         SOFTWARE LICENSE AGREEMENT


     THIS SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into as of February 27, 1998 between IQ NET CORPORATION, a California corporation ("Licensor"), and VIRTUAL TELECOM SA, a Swiss corporation ("Licensee").

                               R E C I T A L S

     A. Licensor has developed operating software (referred to herein as "IQ Suite Software") for purposes of offering an Internet financial data service under the mark "IQ Suite" by means of gathering raw data concerning current and historical price and volume information on US and foreign securities, currencies and commodities and formatting that data in a usable charts, graphs and other forms for delivery over the Internet.

     B. Licensee desires to acquire from Licensor, and Licensor desires to grant to Licensee, the right to IQ Suite Software for Licensee's use in delivering a similar financial data service over the Internet both directly to the public under Licensee's own marks and to financial institutions on an OEM basis who will offer the service to their own clients under their own marks.

                              A G R E E M E N T

     It as agreed as follows:

     1.   LICENSES.

          1.1 GRANT. Subject to the terms hereof, Licensor hereby grants to Licensee and Licensee hereby accepts the licenses (collectively referred to herein as the "License"), as set forth in Sections 1.1.1 and 1.1.2 below, to use the IQ Suite Software for Licensee's use in delivering a financial data service over the Internet both directly to the public and the securities industry under Licensee's own marks and to financial institutions on an OEM basis who will offer the service under their own marks to their own clients. As used in this Agreement, the term IQ Suite Software shall mean the operating software program currently utilized by Licensor for its financial data service identified by Licensor as "IQ Suite," including all computer programs, excluding any source codes; all files, including input and output materials; all documentation related to such computer programs and files; all media upon which any such computer programs, files and documentation are located (including tapes, disks and other storage media); and all related material. Licensee expressly understands and acknowledges that, notwithstanding any other provision of this Agreement, Licensee will not be entitled to receive or inspect any source code for the software. As used in this Agreement, the term "Licensed Product" shall mean Licensee's financial data service incorporating the IQ Suite Software.

               1.1.1 EXCLUSIVE LICENSE. Licensor hereby grants the License to Licensee on an exclusive basis for the countries and area of Europe (referred to herein as the "Exclusive Territory"). Except as otherwise provided in Section 1.6, Licensor agrees not to market or promote a financial data service based on its IQ Suite Software in the Exclusive Territory. Licensor represents that it has not authorized, and agrees that it shall not authorize, any other party to utilize the IQ Suite Software for purposes of delivering financial data to parties in the Exclusive Territory; provided, however, Licensor reserves the right to license the IQ Suite Software to securities brokerage firms, banks and financial institutions, accounting firms, and other financial firms in the U.S. for their use in offering financial data to parties in the Exclusive Territory as an integral part of the firm's provision of retail securities brokerage services in the Exclusive Territory based on the Licensor's proprietary transactional systems also licensed by Licensor to the firm.

               1.1.2 NONEXCLUSIVE LICENSE. Licensor hereby grants the License to Licensee on a nonexclusive basis for all countries and areas outside of the Exclusive Territory except for the countries and area of North America and Asia. As used in this Agreement, the term "Excluded Territory" shall mean the countries and area of North America and Asia and the term "Nonexclusive Territory" shall mean all areas of the World other than the Exclusive Territory and the Excluded Territory. Licensee agrees not to actively market or promote its financial data service utilizing the IQ Suite Software in the Excluded Territory and, as provided in Section 3.3 below, to pay Licensor compensation for each party residing in the Excluded Territory who otherwise subscribes for the Licensee' financial data service; provided, however, Licensee shall have the right on a nonexclusive basis to sublicense the Licensed Product to securities brokerage firms, banks and financial institutions, accounting firms, and other financial firms in the Exclusive Territory for their use in offering financial data to parties in the Excluded Territory as an integral part of the firm's provision of retail securities brokerage services to parties in the Excluded Territory based on a transactional system also licensed by Licensee to the firm.

          1.2 IMPROVEMENTS. Any modification of, development of or improvement on a currently offered feature of the IQ Suite Software by, or obtained by, Licensor, whether or not copyrightable and whether presently existing or hereafter arising, shall be promptly communicated to Licensee and be subject to the terms of the License.

          1.3 ALLEGED INFRINGEMENT BY LICENSEE. If any suit, action or other proceeding shall be brought or threatened against Licensee involving any claim of infringement of any copyright or other proprietary right held by a third party based upon Licensee's use of the Licensed Product, but excluding any claim based upon Licensee's use of its marks, intellectual property other than IQ Suite Software, or business practices, Licensee shall promptly notify Licensor and deliver to Licensor copies of all papers which shall have been served in any such suit, action or other proceeding. Licensor shall have the right and obligation to dispose of any such claim at Licensor's expense. Licensee shall cooperate fully with Licensor in pursuing such measures as Licensor may elect, provided Licensor acts in such a manner as to protect Licensee's interest in the License at all times. To the extent a conflict exists between any proposed action of Licensor and any proprietary rights of Licensee, or rights of Licensee under this Agreement, Licensor shall not take such action without first consulting with Licensee as to such action and shall fully cooperate with Licensee in the protection of such rights. Licensor shall hold Licensee harmless from and against any and all Losses (but not the fees or expenses of any counsel retained by Licensee to represent its separate interests) incurred by Licensee in connection with any of the foregoing claims of infringement.

          1.5 SUBLICENSE RIGHTS. Except as otherwise provided herein, Licensee may sublicense its rights under the License, and Licensee's rights under the License may be asserted by any such sublicensee, in connection with Licensee's grant of a sublicense to a banking or securities brokerage firm for that parties use in hosting an Internet site for purposes of delivering financial data service utilizing the IQ Suite Software to its own clientele. Licensee shall also confer with Licensor from time to time regarding the status of such sublicensing arrangements and provide Licensor with copies of any sublicense agreements.

          1.6 RIGHT OF FIRST REFUSAL. In the event Licensor develops any new features to its IQ Suite Software or develops any other operating software or systems relating to the provision of services to the financial industry (collectively referred to herein as a "New Product"), than Licensee shall have the right of first refusal to bid on any license for use of the New Product in the Exclusive Territory. Licensor shall provide Licensee with the written terms of any proposed license for the New Product and Licensee shall have 30 days to accept the offer by delivering written notice of acceptance of the proposed terms to Licensor. If Licensee fails to accept the offer within the 30 day period, Licensor shall have the right to offer the license rights to the New Product in the Exclusive Territory to another party on the same terms and conditions as offered to Licensee. However, if after Licensee fails to accept the offer and Licensor materially changes the terms of the offer, Licensor must reoffer the license to Licensee under a new 30 day acceptance period.

     2.   OBLIGATIONS AND REPRESENTATIONS OF LICENSOR AND LICENSEE.

          2.1  INTEGRATION.  In consideration of the payment set forth in
Section 3.1 below, Licensor shall (i) conduct certain clean-up of the IQ Suite Software as the Licensee may reasonably request in writing, (ii) integrate the IQ Suite Software program into Licensee's existing financial data service, including those cosmetic changes to the front-end of the financial data service as Licensee shall reasonably request for purposes of identifying the service under Licensee' marks, and (iii) deliver to Licensee electronically a standardized version of the IQ Suite Software, pursuant to Licensee's reasonable criteria, suitable for use by a financial institution in offering the Licensed Product on an OEM basis to its own clients under the firm's own mark. Licensor shall use its best efforts to complete the clean-up and system integration referred to in subparts (i) and (ii) and deliver the standardized program referred to in subpart (iii) no later than 30 days following the execution of this Agreement.

          2.2 MAINTENANCE AND ASSISTANCE. Licensor shall for no additional consideration install, and assist the Licensee in installing for its OEM customers, on a timely basis, all upgrades and modifications to the IQ Suite Software conducted by Licensor from time to time throughout the term of this Agreement. In addition, and in consideration of a consulting fee to be agreed to by the parties but which in any case shall be on commercially reasonable terms, Licensor shall provide Licensee with technical assistance in connection with Licensee' use of the Licensed Product, including (i) cosmetic modifications to the front-end of the Licensed Product as Licensee may request from time to time, and (ii) assistance in integrating the Licensed Product to the operating systems of the Licensee's OEM customers.

          2.2 COPYRIGHT NOTICES. Licensee shall display as part of any financial data service utilizing the IQ Suite Software offered by Licensee hereunder, copyright notices as may be reasonably requested by Licensor in writing for purposes of protecting Licensor's copyrights.

          2.3 OWNERSHIP. Licensor represents that it owns solely all of the rights, title and interests in and to the IQ Suite Software free and clear of all mortgages, liens, claims and encumbrances. Licensor has no reason to believe that it has violated or, by reason of this Agreement, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any other person or entity. Licensor is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with Licensee's use of the License Product.

     3. LICENSE CONSIDERATION. As consideration for the License, Licensee shall pay to Licensor the following:

          3.1 INITIAL LICENSE FEE. Licensee shall pay Licensor the sum of Thirty Thousand Dollars ($30,000.00) in consideration of Licensor's grant of the License and provision of integration and clean-up services referred to in
Section 2.1 above, payable as follows: $10,000 upon execution of this Agreement and $20,000 upon completion of clean-up and integration.

          3.2 IQ SUITE LIGHT SOFTWARE INTEGRATION FEE. At such time as Licensee provides written notice of its election to integrate Licensor's IQ Suite Light Software containing the features set forth on Attachment 1 into Licensee's financial data service, Licensee shall pay Licensor the sum of Ten Thousand Dollars ($10,000.00) in consideration of Licensor's modification and integration of the IQ Suite Light Software into Licensee's financial data service.

          3.3 CONTINUING ROYALTY. Licensee shall pay to Licensor a sales royalty equal to (i) twenty percent (20%) on net sales derived by Licensee through its commercial use of the Licensed Product to residents of the Exclusive Territory and Nonexclusive Territory; and (ii) the greater of $5.00 per subscriber or sixty percent (60%) on net sales derived by Licensee through its commercial use of the Licensed Product to residents of the Excluded Territory. For purposes of this Agreement, the term "net sales" shall mean be the gross receipts by Licensee from its provision of the Licensed Product less all fees paid to stock exchanges and data vendors.
The sales royalty shall be payable within forty-five (45) days of the end of each calendar quarter or portion thereof falling within the term of this Agreement and shall be accompanied by a report describing in reasonable detail the basis for Licensee's determination of the amount of sales royalty payable hereunder. All payments made hereunder shall be in United States dollars or at the option of Licensee in Swiss francs. The exchange rate shall be established on the date the payment is made calculated using the rate set by the Citibank of New York, New York, U.S.A.

               3.3.1 CALCULATION OF ROYALTY ON OEM ACCOUNTS. For purposes of determining the amount of sales royalty to be paid by Licensee based on its sublicense of the Licensed Product to an OEM customer with clients in the Excluded Territory, the following rules shall be followed: (i) if less than ten percent (10%) of the OEM customers' clients are in the Excluded Territory, Licensee shall pay royalties on all net sales derived from the contract with the OEM customer pursuant to subpart (i) of Section 3.3; and (ii) in the event more than ten percent (10%) of the clients are in the Excluded Territory, Licensee shall pay a sales royalty pursuant to subpart (ii) of Section 3.3 on a percentage amount of net sales derived under the contract equal to the percentage amount of the OEM customers' clients that are located in the Excluded Territory and shall pay a sales royalty based on subpart (i) of Section 3.3 on the balance of the net sales.

          3.4 AUDIT RIGHTS. Licensee shall keep true and sufficient records to determine sales royalty payments due hereunder. These records shall be maintained and open to inspection at reasonable intervals by an independent auditor at Licensor's expense, for a period of three (3) years following each accounting report filed hereunder. Licensor shall select the independent auditor and shall instruct each such auditor to exert his or her best efforts to avoid disruption of Licensee's business in the conduct of the inspection.

     4.   CONFIDENTIAL INFORMATION.

          4.1 NON-DISCLOSURE. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement. Each party agrees to secure and protect the other party's Confidential Information in a manner consistent with the maintenance of the other party's confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to the other party's Confidential Information to satisfy its obligations under this
Section 4.

          4.2 DEFINITION. "Confidential Information" means a party's information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party.

          4.3 CONFIDENTIALITY AGREEMENT WITH EMPLOYEES. Each party shall require each of its employees or agents who perform services for it hereunder to sign a confidentiality agreement in a form approved by the other party.

          4.4 INDEMNIFICATION. Each party agrees to indemnify and shall hold harmless (including payment of reasonable attorneys' fees) the other party, its corporate affiliates, and any employee or agent thereof (each of the foregoing being hereinafter referred to individually as "Indemnified Party") against all liability to third parties (other than liability solely the fault of the Indemnified Party) arising from or in connection with the parties breach of its agreement under this Section 4. Each party's obligation to indemnify any Indemnified Party will survive the expiration or termination of this Letter Agreement by either party for any reason.

          4.5 INJUNCTIVE RELIEF. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of any party's breach of this Section 4 and that any such breach by a party will cause the other party great and irreparable injury and damage. Accordingly, notwithstanding the provisions of Section 6.11, each party agrees that the other shall be entitled, without waiving any additional rights or remedies otherwise available to the nonbreaching party at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching party.

          4.6 RETURN OF MATERIALS. Upon termination of this Agreement, Licensee shall immediately return to Licensor all materials specified in
Section 1.1.

     5.   TERM OF AGREEMENT AND TERMINATION.

          5.1 TERM. This Agreement shall remain in full force and effect for an initial term of two (2) years expiring on February 27, 2000, subject to renewal by Licensee for consecutive two (2) year terms upon Licensee's payment of a renewal fee of $100,000 prior to the expiration of the then current term.

          5.2 TERMINATION. This Agreement may be terminated by Licensor only if:

               (a) Licensee fails to pay or to give reasonable assurances it will pay any amount due under this Agreement within 15 days of its receipt of written notice of nonpayment from Licensor;

               (b) Licensee becomes insolvent or fails to pay its debts when due;

               (c) Licensee seeks relief under any bankruptcy law or similar law for protection of debtors, or allows a receiver or trustee to be appointed for substantially all of its assets who is not removed within 30 days;

               (d) Licensee breaches any material provision of this Agreement (other than as specified in subparagraph (a), and does not (i) correct the material breach within 45 days of the effective date of written notice of the material breach from Licensor, or (ii) if such material breach cannot reasonably be corrected within the aforesaid 45-day period, undertake within 20 days of the effective date of such notice and continue until completion, efforts to cure the breach in an expeditious manner; or

               (e) Licensee attempts to make an assignment or other transfer within the meaning of Section 6.10 without first obtaining Licensor's reasonable approval.

     6.   MISCELLANEOUS.

          6.1 NOTICE. Any notice hereunder shall be in writing (including electronic facsimile) and shall be effective upon receipt, if personally delivered, upon receipt at the receiving terminal, if delivered by telex or other electronic facsimile, or on the tenth day following mailing by registered or certified mail deposited in the United States mail and addressed to the parties at the following addresses or at such other addresses as shall be specified in writing in accordance with this Section.

          If to Licensor:          IQ Net Corporation
                                   19433 E. Walnut Drive South
                                   City of Industry, CA  91748
                                   Attn: Eric Wu

          If to Licensee:          Virtual Telecom SA
                                   12 av. des Morgines
                                   Petit-Lancy 1, Switzerland
                                   Attn: Neil Gibbons

          6.2 NO AGENT. This Agreement does not constitute Licensee as the agent or legal representative of Licensor for any purpose whatsoever. Licensee shall not have the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of Licensor or to bind Licensor in any manner.

          6.3 REMEDIES. All remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or any other remedies available in law or equity.

          6.4 SEVERABILITY. If any clause or provision of this Agreement should, under any applicable laws, be held to be illegal, void or unenforceable, such clause or provision shall be considered separately and renegotiated in good faith between the parties, taking into consideration the spirit of this Agreement, so as to agree on any other alternate clause or provision, it being understood that in any case the remaining portion of this Agreement shall continue in full force and effect.

          6.5 WAIVERS. No delay or failure by either party to this Agreement to exercise any right, power or remedy with regard to any breach or default by the other party shall impair any right, power or remedy of the former party, and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Agreement.

          6.6 HEADINGS AND GENDER. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement, and the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

          6.7 SUCCESSORS. The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the successors, assigns, receivers and trustees of the parties hereto.

          6.8 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. No change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Agreement.

          6.9 COUNTERPARTS. This Agreement may be executed in two counterparts both of which shall constitute only one agreement.

          6.10 ASSIGNMENTS. Licensee may not assign or transfer this Agreement, voluntarily or involuntarily, without Licensor's prior approval not to be unreasonably withheld or delayed. A transfer of a controlling interest in Licensee's stock or other evidence of ownership will be deemed to be a transfer of the Agreement requiring Licensor's approval. If Licensor does approve, this Agreement will be binding on the authorized assignee or transferee, but will not release Licensee from its obligations.

          6.11 ARBITRATION AND ATTORNEY'S FEES. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in Los Angeles County, California. The prevailing party shall be entitled to its reasonable attorney's fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              "LICENSOR"

                              IQ NET CORPORATION,
                              a California corporation


                              By:______________________________________________
                                 Eric Wu,
                                 Chief Executive Officer


                              "LICENSEE"

                              VIRTUAL TELECOM SA,
                              a Swiss corporation


                              By:______________________________________________
                                 Neil Gibbons,
                                 Chief Executive Officer

                                ATTACHMENT 1

     The features of IQ Suite "Light" version include:

     Quotes (Snap quote)
     Charts    -    Intraday with time series 5/15/30/60 min
               -    Daily
               -    Weekly
               -    Monthly
               -    Barcharts
               -    Candlestick charts
     Bollinger Bands
     Moving Averages 10 day & 30 day
     Volume
     RSI
     Stockastics
     Momentum
     Search tool for Fundamentals
     Selector/Organizer Tool for custom studies